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                                                                     Exhibit 4.4


                             SUPPLEMENTAL INDENTURE


     SUPPLEMENTAL INDENTURE (this "SUPPLEMENTAL INDENTURE"), dated as of June 17, 1997, between Falcon Manufacturing, Inc. (the "GUARANTOR"), A subsidiary of Falcon Building Products, Inc., A Delaware Corporation (the "COMPANY"), and Harris Trust And Savings Bank, As Trustee under the indenture referred to below (the "TRUSTEE").

                               W I T N E S S E T H

     WHEREAS, the Company, as Issuer and Hart & Cooley, Inc., Mansfield Plumbing Products, Inc., DeVilbiss Air Power Company, SWC Industries, Inc. and Ex-Cell Manufacturing Company, Inc., as Guarantors have heretofore executed and delivered to the Trustee an indenture (the "INDENTURE"), dated as of June 17, 1997, providing for the issuance of an aggregate principal amount at maturity of $170,000,000 of 10 1/2% Series A and B Senior Subordinated Discount Notes due 2007 (the "NOTES");

     WHEREAS, Section 4.17 of the Indenture provides that under certain circumstances the Company is required to cause the Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the Guarantor shall unconditionally guarantee all of the Company's obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth in Article 11 of the Indenture; and

     WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

     1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

     2. AGREEMENT TO GUARANTEE. The Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Company's Obligations under the Notes on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture.

     3. NO RECOURSE AGAINST OTHERS. No officer, employee, director, incorporator or stockholder of the Company or a Guarantor shall have any liability for any Obligations of the Company or a Guarantor under the Notes, the Indenture or this Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such Obligations or the creation of any such

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Obligation. Each Holder by accepting a Note waives and releases all such liability, and such waiver and release is part of the consideration for the issuance of the Notes.

     4. GOVERNING LAW. The internal laws of the State of New York shall govern this Supplemental Indenture, without regard to the conflict of laws provisions thereof.

     5. COUNTERPARTS. This Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental
Indenture to be duly executed and attested, all as of the date first above written.

Dated as of June 17, 1997              FALCON MANUFACTURING, INC.

                                       By:  /s/  Anthony J. Navitsky
                                            -----------------------------------
                                                Name:  Anthony J. Navitsky
                                                Title:  Vice President


                                       HARRIS TRUST AND SAVINGS BANK,
                                       as Trustee

                                       By:  /s/  J. Bartolini
                                            -----------------------------------
                                                Name:  J. Bartolini
                                                Title:  Vice President



Attest:


/s/  D.G. Donovan
-----------------------------------
    Name:  D.G. Donovan
    Title:  Assistant Secretary